Exhibit 99.1

MRV Reports Second-Quarter Results

CHATSWORTH, Calif., August 2, 2017, MRV Communications Inc. (NASDAQ: MRVC), a provider of innovative network solutions for service providers, data center operators and enterprises, reported financial results for the three-and six-months ended June 30, 2017.

Financial Reporting
The Company uses certain non-GAAP financial measures and a reconciliation of the non-GAAP measures to GAAP measures is provided in the attached table.

Second Quarter 2017

•	Revenue was $19.7 million, compared to $21.6 million in Q2’16 and $21.2 million in Q1’17, reflecting lower European and North American product revenue slightly offset by increased service revenue.

•
GAAP gross margin was 51.5%, compared to 46.7% in Q2’16 and 50.6% in Q1’17. Non-GAAP gross margin was 51.6%, compared to 48.3% in Q2’16 and 50.6% in Q1’17. The increase was primarily due to greater service revenue at higher margins as well as the impact of geographic and product mix.

•
GAAP operating expenses were $12.1 million, compared to $12.1 million in Q2’16 and $11.5 million in Q1’17. Non-GAAP operating expenses were $10.5 million, compared to $11.8 million in Q2’16 and $10.9 million in Q1’17.

•
GAAP operating loss was $1.9 million, compared to $2.1 million in Q2’16 and $0.8 million in Q1’17. Non-GAAP operating loss was to $0.3 million, compared to $1.3 million in Q2’16 and $0.2 million in Q1’17.

•	GAAP net loss increased to $2.1 million, or $0.31 per share, compared to $2.0 million, or $0.29 per share, in Q2’16 and $1.0 million, or $0.15 per share, in Q1’17.

•	Non-GAAP net loss was $0.4 million , or $0.07 per share, compared to $1.3 million, or $0.19 per share, in Q2’16 and $0.5 million, or $0.08 per share, in Q1’17.

Six-months Ended June 30, 2017 Results as compared to Six-months Ended June 30, 2016

•	Revenue was $40.9 million, compared to $40.5 million.

•	GAAP gross margin was 51.0%, compared to 49.1%. Non-GAAP gross margin was 51.1%, compared to 50.1%.

•	GAAP net loss was $3.1 million, or $0.46 per share, compared to $5.9 million, or $0.84 per share.

•	Non-GAAP net loss improved to $1.0 million, or $0.14 per share, from $4.8 million, or $0.68 per share.

Due to the pending merger, management will not conduct a conference call.

The Offer and Merger
On July 2, 2017, MRV Communications entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), among MRV, ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), and Golden Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that Merger Sub commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of MRV common stock at a price per share equal to $10.00. Following completion of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with MRV continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

On July 17, 2017, pursuant to the Merger Agreement, the Offer was commenced and is scheduled to expire at midnight on August 11, 2017, unless extended. The completion of the Offer is conditional upon, among other things, the tender of at least a majority of the MRV’s common stock then outstanding. Additional information regarding the Offer and the Merger, including the conditions to their consummation, may be found in the Schedule 14D-9 (as amended) filed on July 17, 2017 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and the Schedule TO (as amended) filed on July 17, 2017 with the SEC by ADVA Optical Networking SE, Parent and Merger Sub.

About MRV Communications
MRV Communications (NASDAQ: MRVC) enables service providers, data center operators and enterprises to make their networks smarter, faster and easier to operate.  MRV’s end-to-end portfolio includes innovative packet, optical and software platforms designed for flexibility and reliability.  To learn more about MRV visit www.mrv.com and follow us on Twitter @MRVC.

Non-GAAP Measures
The company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted loss per share. The company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, litigation costs, severance and related transition costs, merger costs and costs related to the sale of Tecnonet S.p.A., which the company believes are not indicative of its core operating results. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company’s financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Forward Looking Statements
This press release may contain statements, including statements related to the transactions contemplated by the Merger Agreement, statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "will likely result," "are expected to," " is anticipated," "appear," "believe," "could," "estimate," "expect," "intend," "may," "should," "outlook," "plan," "project," "contemplate," "target," "foresee," "goal," "likely," "will," and "would" or variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business units may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

With respect to the transactions contemplated by the Merger Agreement, there is no assurance that the transactions will be consummated. Potential risks and uncertainties related to such transactions include, among others, the impact of the announcement of the pending transactions on the Company's business, its financial and operating results and its employees, suppliers and customers; factors affecting the feasibility and timing of the consummation of the transactions, including, without limitation, the ability to satisfy the conditions to closing contained in the Merger Agreement and Offer; and risks related to realization of the expected benefits of these transactions to the Company and its stockholders.

For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended March 31, 2017, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov. All information in this release is as of August 2, 2017 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact: Cathy Mattison/Kirsten Chapman, LHA Investor Relations, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$16,283	$18,658	$34,408	$34,665
Service revenue	3,442	2,926	6,492	5,801
Total revenue	19,725	21,584	40,900	40,466
Cost of Revenue:
Cost of product	8,666	10,285	17,935	17,880
Cost of services	902	1,228	2,104	2,712
Total cost of revenue	9,568	11,513	20,039	20,592
Gross profit	10,157	10,071	20,861	19,874
Operating expenses:
Product development and engineering	4,610	5,125	9,338	10,469
Selling, general and administrative	7,455	7,007	14,223	15,024
Total operating expenses	12,065	12,132	23,561	25,493
Operating loss	(1,908)	(2,061)	(2,700)	(5,619)
Other income (expense), net	(155)	74	(358)	(203)
Loss before provision for income taxes	(2,063)	(1,987)	(3,058)	(5,822)
Provision for income taxes	34	36	80	97
Net loss	$(2,097)	$(2,023)	$(3,138)	$(5,919)

Net loss per share — basic	$(0.31)	$(0.29)	$(0.46)	$(0.84)
Net loss per share — diluted	$(0.31)	$(0.29)	$(0.46)	$(0.84)

Weighted average number of shares:
Basic	6,786	7,092	6,784	7,042
Diluted	6,786	7,092	6,784	7,042

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)
(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$24,333	$25,116
Restricted cash and time deposits	4,918	272
Accounts receivable, net	16,926	14,295
Inventories	9,374	9,657
Other current assets	2,177	2,378
Total current assets	57,728	51,718
Property and equipment, net	2,985	3,130
Intangible assets, net	893	1,064
Other assets	264	348
Total assets	$61,870	$56,260

Liabilities and stockholders' equity
Current liabilities:
Deferred consideration payable	$233	$233
Accounts payable	9,296	8,353
Accrued liabilities	9,974	9,195
Deferred revenue	7,223	6,146
Other current liabilities	4,778	156
Total current liabilities	31,504	24,083
Other long-term liabilities	3,968	3,478
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,435 shares in 2017 and 8,425 shares in 2016
Outstanding — 6,812 shares in 2017 and 6,802 shares in 2016	270	270
Additional paid-in capital	1,288,135	1,287,336
Accumulated deficit	(1,242,501)	(1,239,308)
Treasury stock — 1,623 shares in 2017 and 2016	(18,098)	(18,098)
Accumulated other comprehensive loss	(1,408)	(1,501)
Total stockholders' equity	26,398	28,699
Total liabilities and stockholders' equity	$61,870	$56,260

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(Unaudited, in thousands except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,		Three Months Ended March 31,
	2017	2016		2017	2016	2017
Revenue:
GAAP revenue	$19,725	$21,584		$40,900	$40,466	$21,175
Cost of revenue
GAAP cost of revenue	9,568	11,513		20,039	20,592	10,471
Stock-based charges	(21)	(28)		(36)	(70)	(15)
Severance and transition costs	—	(325)	—	—	(325)	—
Non-GAAP adjusted cost of revenue	9,547	11,160		20,003	20,197	10,456

Gross profit:
GAAP gross profit	10,157	10,071		20,861	19,874	10,704
Stock-based charges	21	28		36	70	15
Severance and transition costs	—	325		—	325	—
Non-GAAP adjusted gross profit	10,178	10,424		20,897	20,269	10,719
Non-GAAP Gross Margin %	51.6%	48.3%		51.1%	50.1%	50.6%

Operating expenses:
GAAP Product development and engineering	4,610	5,125		9,338	10,469	4,728
Stock-based charges	(39)	(63)		(98)	(139)	(59)
Non-GAAP Product development and engineering	4,571	5,062		9,240	10,330	4,669

GAAP Selling, general & administrative:	7,455	7,007		14,223	15,024	6,768
Stock-based charges	(329)	(259)		(670)	(488)	(341)
Severance and transition costs	(167)	—		(186)	—	(19)
Litigation costs	126	(56)		(8)	(91)	(134)
Divestiture costs	—	—		(5)	(68)	(5)
Merger costs	(1,174)	—		(1,174)	—	—
Non-GAAP Selling, general & administrative	5,911	6,692		12,180	14,377	6,269

GAAP operating expenses:	12,065	12,132		23,561	25,493	11,496
Stock-based charges	(368)	(322)		(768)	(627)	(400)
Severance and transition costs	(167)	—		(186)	—	(19)
Litigation costs	126	(56)		(8)	(91)	(134)
Divestiture costs	—	—		(5)	(68)	(5)
Merger costs	(1,174)	—		(1,174)	—	—
Non-GAAP operating expenses	$10,482	$11,754		$21,420	$24,707	$10,938

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(continued)
(Unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017	2016	2017

GAAP operating loss:	$(1,908)	$(2,061)	$(2,700)	$(5,619)	$(792)
Stock-based charges	389	350	804	697	415
Severance and transition costs	167	325	186	325	19
Litigation costs	(126)	56	8	91	134
Divestiture costs	—	—	5	68	5
Merger costs	1,174	—	1,174	—	—
Non-GAAP operating loss	(304)	(1,330)	(523)	(4,438)	(219)

Net loss:
GAAP net loss	(2,097)	(2,023)	(3,138)	(5,919)	(1,041)
Stock-based charges	389	350	804	697	415
Severance and transition costs	167	325	186	325	19
Litigation costs	(126)	56	8	91	134
Divestiture costs	—	—	5	68	5
Income tax impact	50	(22)	(3)	(36)	(54)
Merger costs	1,174	—	1,174	—	—
Non-GAAP adjusted net loss	$(443)	$(1,314)	$(964)	$(4,774)	$(522)

Weighted average number of shares - Basic and Diluted	6,786	7,092	6,784	7,042	6,802
GAAP EPS - Basic and Diluted	$(0.31)	$(0.29)	$(0.46)	$(0.84)	$(0.15)
Non-GAAP EPS - Basic and Diluted	$(0.07)	$(0.19)	$(0.14)	$(0.68)	$(0.08)